Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial and Chief Operating Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces FDA Approval of Erivedge™ (vismodegib) Capsule as First Treatment for Advanced Basal Cell Carcinoma

LEXINGTON, Mass.- January 30, 2012 (GLOBENEWSWIRE) – Curis, Inc. (NASDAQ: CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today announced that Erivedge™ (vismodegib) capsule was approved by the U.S. Food and Drug Administration (FDA) for the treatment of adults with a type of skin cancer, called basal cell carcinoma, that has spread to other parts of the body or that has come back after surgery or a healthcare provider decides cannot be treated with surgery or radiation. Erivedge is the first and only FDA-approved medicine for people with advanced forms of the most common skin cancer. It is being developed and will be commercialized by Roche and Genentech, a member of the Roche Group, under a collaboration agreement between Curis and Genentech.

Curis earned a $10 million milestone payment from Genentech as a result of the FDA’s approval of Erivedge in this indication and is also entitled to receive royalties on future sales of the product.

BCC is generally considered curable if the cancer is restricted to a small area of the skin. People with advanced BCC have tumors that have spread to other parts of the body (metastasized), or can become disfiguring and invade surrounding tissue (locally advanced). In these cases, the disease cannot be treated with surgery or radiation. Advanced BCC often results in severe deformity or impaired function of the affected organs.

“We are extremely pleased that Erivedge has been approved as a new treatment for patients suffering from advanced BCC in the U.S., representing the first approved treatment option for patients with this serious medical condition,” said Dan Passeri, Curis President and Chief Executive Officer. “We continue to be pleased with Genentech and Roche’s global Erivedge development efforts. In addition to the U.S., Roche submitted a marketing authorization application for Erivedge in the European Union and this application is currently under review by the European Medicines Agency, potentially significantly increasing patient access to Erivedge in the future.”

Erivedge is expected to be available in the United States within one-to-two weeks of approval and to be distributed through specialty pharmacies. For more information about Erivedge distribution, doctors can contact Erivedge Access Solutions (http://www.ErivedgeAccessSolutions.com or 1-888-249-4918). Erivedge Access Solutions also provides doctors and patients coverage and reimbursement support, patient assistance and information resources.

Erivedge Efficacy in Locally Advanced and Metastatic Basal Cell Carcinoma

The FDA approval of Erivedge is based on results from ERIVANCE BCC (SHH4476g), a pivotal international, single-arm, multicenter, two-cohort, open-label, Phase II study that enrolled 104 patients with advanced BCC, including locally advanced BCC (71) and metastatic BCC (33).

The study showed Erivedge shrank lesions (objective response rate, or ORR, the primary endpoint of the study, as assessed by an independent review) in 43 percent (27/63) of patients with locally advanced BCC and 30 percent of patients (10/33) with metastatic BCC. The median duration of response was 7.6 months.

Patients with locally advanced BCC had lesions that recurred after surgery or were not candidates for surgery (inoperable, or for whom surgery would result in substantial deformity), recurred after radiotherapy, or were not candidates for radiotherapy. Study participants received 150mg Erivedge orally, once daily until disease progression or unacceptable toxicity.

Important Safety information for Erivedge

Erivedge can cause a baby to die before it is born (be stillborn) or cause a baby to have severe birth defects based on how the medicine interacts with the body.

For females who can become pregnant:

•	Female patients should talk with their healthcare provider about the risks of Erivedge to their unborn child.
•	Their healthcare provider should do a pregnancy test within seven days before they start taking Erivedge to find out if they are pregnant.
•

In order to avoid pregnancy, patients should start using highly effective birth control before they start Erivedge and continue to use highly effective birth control during treatment, and for seven months after their last dose of Erivedge. Patients must talk with their healthcare provider about what birth control method is right for them during this time.

•	Patients must talk to their healthcare provider right away if they have unprotected sex or if they think that their birth control has failed.
•

Patients must tell their healthcare provider right away if they become pregnant or think that they may be pregnant. Pregnant women are encouraged to participate in a program that collects information about exposure to Erivedge during pregnancy and the effects on the mother and her unborn child. This program is called the Erivedge pregnancy pharmacovigilance program. To participate in this program, patients can call the Genentech Adverse Event Line at 1-888-835-2555.

For males:

•

Male patients should always use a condom with a spermicide, even if they have had a vasectomy, during sex with female partners while they are taking Erivedge and for two months after their last dose to protect their female partner from being exposed to Erivedge.

•	Patients must tell their healthcare provider right away if their partner becomes pregnant or thinks she is pregnant while they are taking Erivedge.

Patients must not donate blood or blood products while they are taking Erivedge and for seven months after their last dose.

It is not known if Erivedge passes into breast milk. Patients and their healthcare provider should decide if the patient will take Erivedge or breastfeed. Patients should not do both.

The most common side effects of Erivedge are muscle spasms, hair loss, change in how things taste or loss of taste, weight loss, tiredness, nausea, diarrhea, decreased appetite, constipation, vomiting and joint aches.

Other side effects may include missed monthly periods in females who can become pregnant, low levels of sodium in the blood, low potassium levels, and a higher than normal blood level of urea or other nitrogen containing compounds in the blood.

Patients should tell their healthcare provider if they have any side effect that bothers them or that does not go away.

These are not all the possible side effects of Erivedge. For more information, patients should ask their healthcare provider or pharmacist. Please see the full prescribing information for Erivedge, including the Boxed WARNING and Medication Guide at http://www.Erivedge.com.

About Basal Cell Carcinoma and the Hedgehog Pathway

According to the American Cancer Society, BCC accounts for approximately 80 percent of all diagnosed skin cancers. The disease is generally considered curable if the cancer is restricted to a small area of the skin. However, in a small group of people, if the disease is left untreated or recurs in the same location after surgery or radiotherapy, it may become locally advanced and invade further into surrounding areas such as sensory organs (ears, nose and eyes), bone, or other tissues. Depending on the location of the lesion, some cases of advanced BCC can be disfiguring, and treatment with surgery or radiation can lead to the loss of sensory organs and their functions such as eyesight or hearing. In a small proportion of patients, BCC can metastasize, spreading to other parts of the body. Abnormal signaling in the Hedgehog pathway is implicated in the more than 90 percent of BCC cases.

About Erivedge and the Hedgehog Pathway

Erivedge is designed to selectively inhibit signaling in the Hedgehog pathway by binding to a protein called Smoothened. The Hedgehog signaling pathway plays an important role in regulating proper growth and development in the early stages of life and becomes less active in adults.

Genentech is also evaluating Erivedge in a Phase II trial in patients with operable forms of BCC, which opened for patient enrollment in October 2010. Furthermore, Erivedge is being evaluated by third-party investigators in a number of other cancers and in people with BCC who have Gorlin syndrome, a condition that affects many areas of the body and increases the risk of developing BCC. For more information, visit http://www.clinicaltrials.gov.

About the Curis-Genentech Collaboration

Under the ongoing collaboration agreement between Genentech, a wholly owned member of the Roche Group, and Curis, Erivedge (vismodegib, GDC-0449, RG3616) was discovered by Genentech and was jointly validated by the parties through a series of preclinical studies. Pursuant to this collaboration, Genentech and Roche are responsible for clinical development, and Genentech (U.S.), Roche (Ex-U.S. excluding Japan) and Chugai Pharmaceuticals (Japan) are responsible for commercialization of Erivedge. Curis is eligible to receive cash payments upon the successful achievement of specified clinical development and regulatory approval milestones, as well as royalties assuming successful commercialization of Erivedge by Genentech and its sublicensees, which include Roche and Chugai.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis’ website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: the timing for the commercial availability of Erivedge in the U.S. and the potential for Erivedge to have a clinical benefit in treating advanced BCC and other disease indications. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “assumes”, “will”, “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, Genentech and Roche may not ultimately demonstrate to the satisfaction of the EMA the safety and efficacy profile of Erivedge in the treatment of advanced BCC, in which case Erivedge will not be approved for sales and marketing for the treatment of such indication in the EU. Genentech and Roche may experience delays or failures in the manufacture and/or commercial launch of Erivedge. Erivedge’s benefit/risk profile may not be widely accepted by the medical community or third party payors for the treatment of advanced BCC. Regulatory and administrative governmental authorities may determine to delay or restrict Genentech’s ability to continue to develop or commercialize Erivedge. Competing drugs may be developed that are superior to Erivedge. Any of the foregoing risks could adversely affect the royalty revenue that Curis may receive from sales of Erivedge. Curis also faces other important risks relating to its business, operations, financial condition and future prospects generally, that are discussed in its Quarterly

Report on Form 10-Q for the quarter ended September 30, 2011 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.